Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of May 22, 2013 between Lansal, Inc. d/b/a Hot Mama’s Foods, a Massachusetts corporation (the “Company”) with a principal place of business located at 134 Avocado Street, Springfield, Massachusetts, and Joseph D. Ward (hereinafter “Ward”), an individual residing at 105 South Academy Drive, Ephrata, Pennsylvania.

WHEREAS, the Company is engaged in the business of food manufacturing and distribution under the trade name Hot Mama’s Foods;

WHEREAS, the Company is desirous of employing Ward as its President and Chief Operating Officer; and

WHEREAS, Ward desires to become an employee of the Company subject to terms as set forth herein.

NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment.

(a) Office and Duties. Ward shall have the title of President and Chief Operating Officer of the Company. In such capacities, Ward will perform duties of substantially the same character as those ordinarily performed by Executives in similar positions and consistent with those he performed prior to the date of execution of this agreement. Ward agrees he will travel to the extent reasonably necessary to perform the tasks assigned to him pursuant to this Agreement.

(b) Time and Efforts.   Ward shall diligently and conscientiously devote his full time and attention and best efforts in discharging his duties as President and Chief Operating Officer of the Company. Ward hereby confirms that he is under no contractual commitments inconsistent with this Agreement, and that during the term of this Agreement, he will not render services directly or indirectly for any other company, firm, entity or people which are inconsistent with this Agreement. Ward agrees that in the rendering of all services to the Company and in all aspects of his employment hereunder, he will comply in all material respects with all directives, policies and standards from time to time established by the Company, to the extent they are not in conflict with this Agreement.

2.	Term. This Agreement shall be effective as of January 7, 2013 (the “Effective Date”).

Unless Ward’s employment hereunder is terminated earlier pursuant to Section 7, the Initial Term of this Agreement shall be for five (5) years from the Effective Date [and shall automatically renew for additional consecutive Renewal Terms of five (5) years each unless either party provides notice of termination to the other party at least six (6) months prior to the end of the then-current term.

1

3.	Compensation.

a.	Base Salary. The Company agrees to pay Ward during the Term a base salary at the initial annualized rate of $200,000, subject to all authorized deductions and all withholdings required by federal and state law (the “Base Salary”). The Base Salary will be payable in equal weekly installments via direct deposit to Ward’s bank account or at such times as may be determined by the Company or as may be required by law. Such base salary may, from time to time, be increased over and above what is listed in 3b herein based on the performance of Ward, at the sole discretion of the Board of Directors.

b.	Annual Base Salary Increase. Commencing January 1, 2014 and annually thereafter, the Base Salary of Ward shall increase by seven (7%) percent as set forth below.

Base Year	Salary

2014	$214,000.00

2015	$228,980.00

2016	$245,009.00

2017	$262,160.00

c.	Quarterly Bonus. During the Term of this Agreement, Ward shall be entitled to a quarterly bonus based upon the financial performance of the Company commencing the second quarter of the calendar year 2013. The quarterly bonus payments in the financial performance requirements are set forth below.

Financial Performance	Quarterly Bonus Amount

9% EBITDA &	25% of quarterly salary paid
5% increase in gross sales
(Provided pretax profit is no
less than 7%)

10% EBITDA &	50% of quarterly salary paid
5% increase in gross sales
(Provided pretax profit is no
less than 8%)

12% EBITDA &	100% of quarterly salary paid
25% increase in gross sales

Earned quarterly bonus payments shall be paid as inclusion within the first week of the pay cycle following the close and release of the Company’s financial results for each quarter and all authorized deductions and all withholdings required by federal and state law should be accounted for accordingly.

2

d.	Equity. The Company and Ward hereby acknowledge that the Company is currently involved in an active Merger Agreement with Andover Medical, Inc. which will result in the Company becoming a wholly owned subsidiary in a publicly traded entity. Upon execution of this Agreement, Ward shall be awarded one (1%) percent of authorized common stock of the Company. Commencing January 1, 2014 and annually thereafter, Ward shall be granted stock options equal to one (1%) percent of the authorized common stock of the Company. The grant and exercise of the aforementioned stock options shall remain contingent upon the Company reaching an eight (8%) EBITDA annually. All shares issued to Ward pursuant to the aforementioned stock option shall be subject to a vesting restriction of one (1) year and his ownership interest pursuant to the stock options shall be capped at five (5%) percent under the Term of this agreement.

e.	Vehicle Allowance. Ward shall receive a monthly vehicle allowance in the net amount of $1,250.00 for and during the term of this Agreement. This amount will be adjusted annually on the 2nd business day of January of each year this Agreement and all renewals of the same is in effect, if needed, to allow for fluctuations in the cost and amount of travel. Payment of this allowance shall be included in the first salary pay check of each month. The purpose of this allowance is to provide Ward with the funds necessary to pay for the purchase or leasing of a vehicle to be used for business purposes, to pay for the cost and expense of maintenance and repairs, fuel, tolls, titling and insurance, wear and tear and depreciation.

4.	Expenses.

(a)	Reimbursable Expenses. The Company shall reimburse Ward’s reasonable travel expenses incurred in performing services pursuant to this Agreement, including meals, lodging, airfare, rental car, bus, train, taxi cab, tolls, fuel and parking. Cell phone expenses incurred in performing services pursuant to this Agreement will be reimbursed as well, provided that the Company gives prior approval of the cell phone plan. The Company may, at its option, agree to reimburse Ward for additional reasonable business expenses upon prior approval by the Company, but is not obligated to do so. Reimbursement will be made only upon presentation by Ward to the Company of itemized receipts for expenses included with the weekly report described in Section 4(b).

(b)          Weekly Reporting. For all weeks during which Ward incurs reimbursable expenses pursuant to this Agreement, he shall provide Matthew Morse, Chief Executive Officer of the Company on a weekly basis a written report of all such reimbursable expenses incurred (including receipts). Ward’s reimbursement is payable within seven (7) days after the end of every month following the Company’s receipt of Ward’s weekly report.

5.	Vacation and Sick Time During Employment. Ward shall be entitled to “paid time off” days pursuant to written policies duly adopted and implemented by the Company including the following:

3

2013	three (3) weeks with no more than one (1) week, five (5) business days, taken consecutively

2014 & 2015	three (3) weeks with no more than two (2) weeks, ten (10) business days, taken consecutively

2016 – 2017	four (4) weeks with no more than two (2) weeks, ten (10) business days, taken consecutively

6.          Benefits. Nothing herein contained shall preclude Ward, to the extent he is otherwise eligible, from participation in all group insurance, pension, medical expense reimbursement or other fringe benefit plans or programs which the Company may hereafter in its sole and absolute discretion make available to its employees, but the Company shall not be required to establish, maintain or continue any such program or plan. As of the date hereof, and by way of example only, the Company offers Medical and Dental Insurance, Life Insurance and Long-Term Disability Insurance to its employees, including Ward. Ward will also have the option, at additional cost to him, to include his spouse and dependent children if any, under the Medical and Dental coverages, and may also elect, at additional expense, to participate in the Short Term Disability Insurance plan of the Company. This is not meant to be an exhaustive description of these plans and benefits, which Ward may obtain from the Company human resources administrator for these plans. Further, the plans and the coverage thereunder is subject to change each benefit year. If any of the plans or benefits described above are terminated or reduced by the Company as a whole to all of its Ward, such termination or reduction shall not be considered a breach under this Agreement.

7.          Termination of Employment. Notwithstanding any other provision of this Agreement, Ward’s employment may be terminated:

(a)          For Cause: At any time by the Company in the event of (i) Ward’s failure, refusal or inability satisfactorily to perform the services reasonably required immediately of him hereby, or to carry out any reasonable and proper direction by the rendering such services, (ii) Ward’s material breach of any term of this Agreement or willful misconduct in the performance of his duties hereunder, which shall remain uncured thirty (30) days after notice to Ward by the Company of such breach, (iii) Ward’s conviction of a felony or a crime involving moral turpitude; or (iv) the commission of Ward of any act of fraud or intentional misrepresentation. A termination “For Cause” as contemplated in Section (a) (i) herein shall require written notice by the Company to Ward with the ability of Ward to cure same within thirty (30) days thereafter.

(b)          By Disability: By the Company upon ten (10) days’ notice to Ward if he should be prevented by illness, accident or other disability (mental or physical) from discharging duties hereunder for one or more periods totaling six (6) months during any consecutive twelve (12) month period.

(c)          Without Cause: By the Company at any time without cause, upon two (2) weeks written notice.

(d)          By Ward: By Ward at any time and for any reason, including no reason at all, upon four weeks written notice to the Company. If Ward provides the Company with advance notice of his intent to terminate, the Company shall have the option, at its sole discretion, to make Ward’s termination effective at any time prior to the end of such notice period, and will pay Ward his regular compensation through the end of the four week notice period regardless of the number of days actually worked. Ward expressly acknowledges and agrees that his termination in such case shall be deemed a termination by Ward of his own accord, rather than a termination by the Company.

4

(e)          Severance Benefits. If Ward is terminated by the Company without cause he is entitled to receive his regular monthly salary and continued health care benefits for he and his enrolled dependents, less applicable holdings under the following structure:

Agreement signing through January 6, 2014	3 months

January 7, 2014 – January 6, 2015	6 months

January 7, 2015 – January 6, 2016	7 months

January 7, 2016 – January 6, 2017	8 months

January 7, 2017 – January 6, 2018	9 months

January 7, 2018 – January 6, 2019 (upon renewal of agreement)	10 months

January 7, 2019 – January 6, 2020	11 months

January 7, 2020 – termination for any reason other than cause	12 months

Severance benefit will commence provided that Ward agrees to release the Company from any and all claims arising from or related to Ward’s employment relationship with the Company, or such termination, and executes and does not revoke a release agreement as requested by the Company at the time of such termination. Such payments shall be made to Ward ratably according to the Company’s standard payroll schedule. Any stock options not yet vested for a particular calendar year will immediately vest in pro-rated fashion for the year of termination. Health Care Benefits shall continue for a period of up to six (6) months or when Ward secures coverage with another provider – whichever comes first. Ward shall not be entitled to any severance benefits in the event of termination for cause, termination by disability, or termination by Ward.

8.          Company Policies. Ward shall abide by the Company’s policies as set forth in this Section 8, and shall sign and abide by any of the Company’s other standard policies or procedures (including but not limited to its harassment policy) as the Company deems appropriate, to the extent such policies are consistent with the terms and conditions of continued employment under this Agreement.

(a)          Proprietary Information.

i.            Definition of Proprietary Information. Ward acknowledges that, in connection with his services for the Company, Ward has, and shall continue to acquire, certain information, the preservation and protection of which the Company considers vital to successful operation of the Company’s business (“Proprietary Information”). Proprietary Information includes, but is not limited to: all business, marketing or product plans; methods of doing business; financial data; customer, advertiser or supplier lists or data; customer training methods, information and materials (including without limitation presentations, training materials, white papers, and training templates); technical or production know-how; patents, trademarks, developments, inventions, and licenses; information with respect to the needs of the customers served by the Company; trade secrets, processes or procedures; copyrighted materials (whether by operation of law or through formal filing or registration); and all other types of information possessed by Ward relative to the activities of the Company which is of a secret or confidential nature. Ward agrees to the terms in this Section 8 as a condition of his employment with the Company, whether or not he is expected to create products of value for the Company.

5

ii.         Covenants Not to Disclose. All Proprietary Information shall be and remain the exclusive property of the Company and is for the exclusive use and benefit of the Company. Ward hereby agrees to regard and preserve Proprietary Information as sensitive and confidential, both during the Term and the Restricted Time (as defined in Section 8(c) below). Ward agrees that he will not, at any time, disclose to any unauthorized persons or entities or use for its own account, or for the benefit of any third party, any Proprietary Information, whether Ward has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent, unless and to the extent that the Proprietary Information is or becomes generally known to and available for use by the public other than as a result of Ward’s fault or the fault of any other person or entity bound by a duty of confidentiality to the Company. Ward shall, immediately following the effective date of termination of his employment by the Company, and at any other time the Company may request, return to the Company all Proprietary Information then in Ward’s possession or under its control, without retaining any copies or notes thereof.

(b)          Work Product Ownership.

(i)    Work Product the Property of the Company. As set forth in this section, any and all works, ideas, discoveries, inventions, patents, products, designs, business methods or other information (collectively, the “Work Product”) which Ward may conceive or make during the Term, developed in whole or part in connection with Ward’s services to the Company, shall be the sole and exclusive property of the Company. Ward acknowledges and agrees that any copyrightable works he prepares within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such works. Ward also acknowledges and agrees that all works that are (i) developed using the equipment, supplies, facilities and/or trade secrets of the Company, (ii) result from work performed by Ward for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Ward to the Company from the moment of their creation and fixation in tangible media. Ward also hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, trademarks, trade secrets and other intellectual property rights in any Work Product made, conceived, first reduced to practice, or created, either alone or with others, during the Term. Ward hereby irrevocably transfers and assigns to the Company any and all “Moral Rights” (as defined herein) that Ward may have in or with respect to any Work Product, and forever waives and agrees never to assert such Moral Rights, even after the termination of Ward’s work on behalf of the Company. “Moral Rights” are any rights to claim authorship of any Work Product, or to object to the use or modification of any Work Product, or to withdraw from circulation or control the publication or distribution of any Work Product, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6

(ii)     Disclosure and Cooperation by Ward. Ward shall promptly disclose in confidence to the Company all Work Product that Ward makes, conceives, first reduces to practice or creates, either alone or jointly with others, during the Term, whether or not in the course of Ward’s employment, and whether or not such Work Product is patentable, copyrightable, or protectable as trade secrets. Ward will, upon request by the Company, execute and assign any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain Copyrights or Letters Patent of the United States or foreign countries for any Work Product and in order to document the assignment and conveyance to the Company of the sole and exclusive right, title and interest in and to any Work Product, applications, copyrights and patents. Ward’s obligation to execute such papers and to cooperate with the Company shall continue beyond the Term with respect to any and all Work Product conceived or made by Ward during the Term. The Company shall not be required to pay royalties to Ward for the Work Product of Ward because Ward shall be receiving adequate compensation for his services in accordance with the terms and conditions of this Agreement.

(c)          Non-Competition. Ward agrees that both during the term of this Agreement and for a period of one (1) year following the effective date of termination of Ward’s employment by the Company (the “Restricted Time”) Ward will not in any way directly or indirectly, either for himself or any other person or entity, manage, operate, assist, advise, or invest or in any other way further any enterprise that competes or shall compete with the present or prospective businesses, operations, services, or products of the Company, as the same may exist from time to time during the Term (except Ward may purchase up to 4.99% of the equity security of a NYSE or NASDAQ listed company). This restriction is intended to apply solely to other companies that directly compete against the Company for business. The geographical area regarding this covenant shall be the states in which any customer of the Company has operations during the Term and/or the Restricted Time. In the event of a breach of the covenants in this Section 8(c), the term of such covenant will be extended by the period of the duration of such breach. Notwithstanding the foregoing, the restrictive covenant not to compete as set forth above shall be considered waived by the Company in the event Ward’s employment is terminated by the Company.

(d)          Restrictive Covenants Regarding Ward. Ward agrees that both during the Term and during the “Restricted Time”, Ward will not directly or indirectly induce or attempt to induce any employee or independent contractors of the Company to leave the employment of the Company or terminate the independent contractor relationship; provided, however, that the foregoing shall not prevent Ward from soliciting or actively seeking to hire any such employee who is not employed by the Company on the date Ward first solicits such employee.

(e)          Non-Solicitation of Company Customers. Ward agrees that, during the Term and the Restricted Time, Ward will not take any action that might divert or impede the Company from any opportunity that would be in the scope of the Company’s business, and will not directly or indirectly solicit any of the Company’s then-current customers or discuss or pursue business or professional opportunities with such customers within the scope of the goods or services provided by the Company.

(f)          Judicial Revisions. If a court of competent jurisdiction should refuse to enforce any of the covenants contained herein because the geographic area is too extensive, then it is intended to reduce the geographic area to a size which would permit the covenant in question to be enforced in such proceeding. If a court of competent jurisdiction should refuse to enforce any of the covenants contained herein because it covers too long a time period, then it is intended to shorten the time period of any such covenant but only to the extent absolutely necessary to enforce such covenant in such proceeding.

7

(g)          Remedies. The Parties hereto agree that the remedy at law for breach of the covenants contained in this Section 8 will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage and to enforce its rights by an action for specific performance to the extent permitted by law. Ward also acknowledges and agrees that his right to receive severance benefits under Section 7(e) shall be conditioned upon his compliance with the terms of this Section 8, and that upon any breach of this Section all severance payments pursuant to this Agreement shall immediately cease. In the event that the provisions of this Section 8 should ever be deemed to exceed the limitations provided by applicable law or shall otherwise be held unenforceable to the fullest extent provided herein, then the Parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The obligations set forth in this Section 8 are in addition to, and not in limitation of, any other remedy afforded to the Company under this Agreement, at law, or in equity.

9.          General Provisions.

(a)           As a continued condition of employment, Ward agrees that the provisions of Section 8 apply to all periods of Ward’s employment by the Company, including periods prior to the Effective Date.

(b)          Ward represents and warrants to the Company that he neither is nor expects to be under any obligations to any person, firm or corporation, including without limitation obligations under confidentiality or non-competition agreements with current or previous employers of Ward, and has no other interest which is inconsistent or in conflict with this Agreement, or which would in any way prevent, limit or impair the performance by him of any of the covenants or his duties in his said employment.

(c)          Ward represents that he will not bring with him to the Company or use in the performance of his duties for the Company any material, products, information or processes, whether tangible or intangible, written or otherwise, that belongs to, is claimed by, or is protected by any former employer of Ward, any third party, or Ward himself, except to the extent (i) it is generally available to the public, or (ii) it has been legally transferred or assigned to the Company. Ward shall obtain prior written authorization from the Company prior to bringing to the Company or using in his employment any such material, products, information or processes.

(d)          Ward acknowledges that the covenants contained in this Agreement are fully understood by him and will not preclude him from becoming gainfully employed in any manner that does not conflict with this Agreement. Ward agrees he has read, understood and had an opportunity to consult with counsel regarding this Agreement and that he executes same as his free and voluntary act.

10.         Records and Property. All records created or maintained by Ward during the course of its employment by the Company shall be and remain the property of the Company, and, upon termination of this Agreement for any reason, (a) all such Company property in any form whatsoever, and any copies of such property, shall be returned immediately to the Company, and (b) to the extent Company property is installed, stored, maintained, or resides in or on personal property belonging to Ward, Ward agrees to assist the Company in locating, deleting, and/or otherwise removing completely therefrom all Company property.

8

11.         Expense. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided. Notwithstanding the foregoing, the Company shall reimburse Ward for reasonable legal fees associated with the review and negotiation of this Agreement by and between the parties.

12.         Miscellaneous.

(a)          Entire Agreement. This Agreement constitutes the entire Agreement between the Company and Ward regarding Ward’s employment by the Company, replacing all other written and/or previous agreements except those attached hereto or herein incorporated by reference.

(b)          Severability. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail. If any provision of this Agreement shall be declared to be invalid in whole or part by a court of competent jurisdiction, it shall not affect the remaining provisions, which shall remain in full force and effect.

(c)          Section Headings. Section headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

(d)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

(e)          Notice. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth in the first paragraph of this Agreement, or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the dates actually received or the third business day after sending.

(f)          Waiver. The waiver of any breach or violation of any provision or condition hereof shall not affect the validity or enforceability of any other provision or condition, nor shall it be deemed a waiver of any subsequent breach or violation of the same provision or condition. No waiver of any right or remedy under this Agreement shall be effective unless made in writing and executed by the Party so to be charged. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

9

(g)          Amendment. This Agreement shall not be modified or amended except in a writing signed by a duly authorized representative of both Parties.

(h)          Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and assigns, provided that neither Party may assign any of its rights or delegate or subcontract any of its duties hereunder without the prior written consent of the other Party; provided further, that the Company may assign its rights and duties hereunder to a party acquiring a controlling interest in the Company without obtaining Ward’s consent, and the Company may assign this Agreement to any parent or affiliate.

(i)          Gender. Whenever used herein, the singular number shall indicate the plural, the plural shall include the singular, and the use of any gender shall include all genders.

(j)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

(k)          Further Assurances. Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other party, take such further actions and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

(l)          Survival of Obligations. Except for those provisions that by their terms expire at or before the end of the Term, the obligations and covenants set forth in this Agreement survive the termination of Ward’s employment by the Company.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/	/s/ Joseph D. Ward

Witness	JOSEPH D. WARD, President & COO

LANSAL INC.

/s/	By:	/s/ Matthew Morse

Witness	Matthew Morse, Chief Executive Officer

10